February 2008
Pricing Sheet dated February 22, 2008 relating to
Preliminary Terms No. 505 dated January 28, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Absolute Return Barrier Notes due August 20, 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund
PRICING TERMS– FEBRUARY 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,373,950
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	February 22, 2008
Original issue date:	February 29, 2008 (5 business days after the pricing date)
Maturity date:	August 20, 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum payment at maturity:	$11.80 (118% of the stated principal amount)
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date

Share price:	At any time on any day during the observation period, the price of one underlying share
Price range:	Any price of the underlying shares that is:
▪ greater than or equal to: 58.7858, which is the initial share price x 82%; and
▪ less than or equal to: 84.5942, which is the initial share price x 118%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	$71.69, the closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	August 18, 2009, subject to postponement for certain market disruption events
Adjustment factor:`	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	61747W513
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$5,373,950	$94,044.125	$5,279,905.875
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms  for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 505 dated January 28, 2008
Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.